Exhibit (h)(i)(vi)

AMENDMENT TWO TO ADMINISTRATION AGREEMENT

This Amendment, dated May 18, 2011, amends the Administration Agreement (“Agreement”) dated September 9, 2010 between J.P. Morgan Investor Services Co. (“J.P. Morgan”) and the AQR Funds, a Delaware statutory trust, on behalf of each series listed on Schedule 1 of the Agreement and each Cayman Islands entity listed on Schedule 1 of the Agreement. Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to such terms in the Agreement.

WHEREAS, the parties hereto wish to amend Schedule 1 of the Agreement in order to revise the list of funds covered by the Agreement.

NOW, THEREFORE, the parties hereby agree to amend the Agreement, to be effective as of the date hereof, in the following respects:

1. Schedule 1 of the Agreement includes the following Fund:

AQR Multi-Strategy Alternative Fund

2. Schedule 1 of the Agreement includes the following Cayman Islands Entity:

AQR Multi-Strategy Alternative Offshore Fund Ltd.

3. Except as modified herein, all other provisions of the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their duly authorized representatives to be effective as of the date hereof.

AQR FUNDS,		J.P. MORGAN INVESTOR SERVICES CO.
on behalf of each series listed in Schedule 1 of the Agreement

By:	/s/ Nicole DonVito	By:	/s/ Rosemary Culverhouse
Name:	Nicole DonVito	Name:	Rosemary Culverhouse
Title:	Vice President	Title:	Vice President

AQR MANAGED FUTURES STRATEGY OFFSHORE FUND LTD.
AQR RISK PARITY OFFSHORE FUND LTD.
AQR MULTI-STRATEGY ALTERNATIVE OFFSHORE FUND LTD.

By:	/s/ Nir Messafi
Name:	Nir Messafi
Title:	Director